Exhibit 99.1 CoStar Group Q1 2026 Revenue grows 23% Year-over-Year to $897 million, increases from $732 million in Q1 2025, Annualized Net New Bookings of $67 million, up 20% Year-over-Year ARLINGTON, VA – April 28, 2026 - CoStar Group, Inc. (NASDAQ: CSGP), a leading provider of online real estate marketplaces, information, analytics, and 3D digital twin technology in the property markets, announced today that revenue for the quarter ended March 31, 2026 was $897 million, up 23% over revenue of $732 million for the quarter ended March 31, 2025. Net income was $3 million and earnings per diluted share was $0.01 for the first quarter of 2026, compared with a net loss of $15 million, or a loss per share of $0.04, in the prior year period. Adjusted Net Income rose to $94 million in the first quarter, up 49% year-over-year. Adjusted EPS was $0.23 in the first quarter, up 53% year-over-year. Adjusted EBITDA was $132 million in the first quarter of 2026, an increase of 100% from the prior year. “CoStar Group produced $67 million in net new bookings in the first quarter of 2026, an increase of 20% year-over- year. We have delivered 60 consecutive quarters of consistent, double-digit revenue growth in a wide range of economic conditions,” said Andy Florance, Founder and Chief Executive Officer of CoStar Group. “We continue to deliver on our goal of significant Adjusted EBITDA expansion in 2026 and beyond. Our strong 100% year-over-year growth in Adjusted EBITDA exceeded our expectations and was 26% higher than the midpoint of our guidance range.” Florance continued, “The successful launch of our transformative Homes.com AI application in February has contributed to a 119% increase in organic traffic in the first quarter compared to the prior year period. Customer engagement accelerated as we delivered our best-ever time on site, page views, and bounce rates. In the first quarter, we introduced Smart Search on Apartments.com, our natural language search feature, and the first AI-powered voice search in multifamily marketplaces. We have also continued our strong momentum in adding Homes.com members and today have 35,000, up more than 200% from the same period a year ago.”

Year 2025-2026 Quarterly Results - Unaudited

(in millions, except per share data)

	2025				2026
	Q1	Q2	Q3	Q4	Q1
Revenue	$732	$781	$834	$900	$897
Net income (loss)	$(15)	$6	$(31)	$47	$3
Earnings per share - diluted	$(0.04)	$0.01	$(0.07)	$0.11	$0.01
Weighted-average outstanding shares - diluted	411	424	420	420	414
EBITDA	$(1)	$29	$13	$129	$81
Adjusted EBITDA	$66	$85	$114	$177	$132
Adjusted Net Income	$63	$74	$96	$131	$94
Adjusted EPS	$0.15	$0.17	$0.23	$0.31	$0.23

2026 Outlook

"This quarter, we delivered strong revenue and Adjusted EBITDA growth as we exceeded the midpoint of our revenue guidance and exceeded the top-end of our Adjusted EBITDA guidance," said Christian Lown, CFO of CoStar Group. The Company reaffirms revenue in the range of $3.78 billion to $3.82 billion for the full year of 2026, representing revenue growth of approximately 17% year-over-year at the midpoint of the range. The Company expects revenue for the second quarter of 2026 in the range of $922 million to $932 million, representing revenue growth of approximately 19% year-over-year at the midpoint of the range.

The Company is increasing its Adjusted EBITDA guidance for the full year of 2026 to a range of $780 million to $820 million, an increase of $30 million at the midpoint of the range from its previous guidance. For the second quarter of 2026, the Company expects Adjusted EBITDA in the range of $160 million to $180 million.

The Company now expects full year 2026 Adjusted EPS in a range of $1.32 to $1.39 based on 409 million shares. For the second quarter of 2026, the Company expects Adjusted EPS in a range of $0.27 to $0.30 based on 409 million shares. These ranges include an estimated non-GAAP tax rate of 26% for the full year and the second quarter of 2026.

The preceding forward-looking statements reflect CoStar Group's expectations as of April 28, 2026, including forward-looking non-GAAP financial measures on a consolidated basis, based on current estimates, expectations, observations, and trends. Given the risk factors, rapidly evolving economic environment, and uncertainties and assumptions discussed in this release and in our quarterly reports on Form 10-Q and annual reports on Form 10-K, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliations of EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS to the most directly comparable GAAP measures are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income (loss), can be found within the tables included in this release.

Non-GAAP Financial Measures For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report. EBITDA represents GAAP net income (loss) attributable to CoStar Group before interest income or expense, net and other income or expense, net; loss on debt extinguishment; income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA before stock-based compensation expense; acquisition- and integration- related costs; restructuring and related costs, including certain advisory fees; and settlements and impairments incurred outside the Company’s ordinary course of business. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues for the period. Adjusted Net Income is determined by adjusting GAAP net income (loss) attributable to CoStar Group for stock- based compensation expense; acquisition- and integration-related costs, including gains or losses on equity investments acquired in prospective targets and related to deal-contingent financial instruments; restructuring costs; settlement and impairment costs incurred outside the Company's ordinary course of business, and loss on debt extinguishment, as well as amortization of acquired intangible assets and other related costs, and then subtracting an assumed provision for income taxes. In 2026, the Company is assuming a 26% tax rate to approximate its statutory corporate tax rate, excluding the impact of discrete items, to determine Adjusted Net Income for each quarterly period, year-to-date period, and the annual period. Adjusted EPS represents Adjusted Net Income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP earnings per diluted share. For periods with GAAP net losses and Adjusted Net Income, the weighted average outstanding shares used to calculate Adjusted EPS includes potentially dilutive securities that were excluded from the calculation of EPS as the effect was anti-dilutive. Operating Metrics Net new bookings is calculated based on the annualized amount of change in the Company's sales bookings resulting from new subscription-based contracts, changes to existing subscription-based contracts, and cancellations of subscription-based contracts for the period reported. Information regarding net new bookings is not comparable to, nor should it be substituted for, an analysis of the Company's revenues over time. Earnings Conference Call Management will conduct a conference call to discuss the first quarter 2026 results and the Company’s outlook at 5:00 PM ET on April 28, 2026. A live audio webcast of the conference will be available in listen-only mode through the Investors section of the CoStar Group website: https://investors.costargroup.com. A replay of the webcast audio will also be available in the Investors section of our website for a period of time following the call.

CoStar Group, Inc. Condensed Consolidated Statements of Operations - Unaudited (in millions, except per share data) Three Months Ended March 31, 2026 2025 Revenue $ 897 $ 732 Cost of revenue 196 153 Gross profit 701 579 Operating expenses: Selling and marketing (excluding customer base amortization) 421 369 Software development 114 95 General and administrative 126 141 Customer base amortization 37 17 698 622 Income (loss) from operations 3 (43) Interest income, net 10 38 Other expense, net (1) (2) Income (loss) before income taxes 12 (7) Income tax expense 9 8 Net income (loss) $ 3 $ (15) Earnings per share - basic $ 0.01 $ (0.04) Earnings per share - diluted $ 0.01 $ (0.04) Weighted-average outstanding shares - basic 413.0 410.5 Weighted-average outstanding shares - diluted 414.0 410.5

CoStar Group, Inc. Condensed Consolidated Balance Sheets - Unaudited (in millions) March 31, 2026 December 31, 2025 ASSETS Current assets: Cash and cash equivalents $ 1,215 $ 1,633 Restricted cash 101 100 Accounts receivable 301 263 Less: Allowance for credit losses (32) (29) Accounts receivable, net 269 234 Income taxes receivable 18 18 Prepaid expenses and other current assets 103 134 Total current assets 1,706 2,119 Deferred income taxes, net 44 47 Property and equipment, net 1,367 1,323 Lease right-of-use assets 120 123 Goodwill 4,975 4,944 Intangible assets, net 1,731 1,771 Deferred commission costs, net 188 184 Deposits and other assets 33 27 Total assets $ 10,164 $ 10,538 LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities: Accounts payable $ 39 $ 42 Accrued wages and commissions 126 145 Accrued expenses 216 203 Litigation accrual 99 99 Income taxes payable 1 1 Lease liabilities 28 28 Deferred revenue 237 205 Other current liabilities 31 23 Total current liabilities 777 746 Long-term debt, net 994 993 Deferred income taxes, net 244 238 Income taxes payable 30 27 Lease and other long-term liabilities 168 163 Total liabilities 2,213 2,167 Stockholders' equity attributable to CoStar Group 7,913 8,334 Equity attributable to NCI 38 37 Total equity 7,951 8,371 Total liabilities and stockholders' equity $ 10,164 $ 10,538

CoStar Group, Inc. Condensed Consolidated Statements of Cash Flows - Unaudited (in millions) Three Months Ended March 31, 2026 2025 Operating activities: Net income (loss) $ 3 $ (15) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 82 47 Amortization of deferred commissions costs 30 31 Non-cash lease expense 8 8 Stock-based compensation expense 42 30 Deferred income taxes, net 3 (1) Credit loss expense 8 10 Other operating activities, net 1 (2) Changes in operating assets and liabilities, net of acquisitions: Accounts receivable (42) (16) Prepaid expenses, other current assets and other assets 26 7 Deferred commissions (34) (34) Accounts payable and other liabilities (3) (22) Lease liabilities (7) (10) Income taxes payable, net 3 7 Deferred revenue 32 13 Net cash provided by operating activities 152 53 Investing activities: Proceeds from sale and settlement of investments and other assets — 204 Purchases of property, equipment, and other assets for new campuses (45) (54) Purchases of property, equipment, and other assets (9) (26) Purchase of equity securities — (285) Cash paid for acquisitions, net of cash acquired — (750) Net cash used in investing activities (54) (911) Financing activities: Repurchase of restricted stock to satisfy tax withholding obligations (22) (34) Repurchases of stock (505) (19) Proceeds from exercise of stock options and employee stock purchase plan 14 7 Other financing activities, net (1) (1) Net cash used in financing activities (514) (47) Effect of foreign currency exchange rates on cash, cash equivalents, and restricted cash (1) 2 Net decrease in cash, cash equivalents, and restricted cash (417) (903) Cash, cash equivalents, and restricted cash at the beginning of period 1,733 4,681 Cash, cash equivalents, and restricted cash at the end of period $ 1,316 $ 3,778

CoStar Group, Inc.

Disaggregated Revenues - Unaudited

(in millions)

	Three Months Ended March 31,	
	2026	2025
Commercial Real Estate		
CoStar	$ 331	$ 305
LoopNet	85	73
Other Commercial Real Estate	56	31
Total Commercial Real Estate	472	409
Residential Real Estate	425	323
Total revenue	$ 897	$ 732

CoStar Group, Inc.

Disaggregated Revenues - Unaudited

(in millions)

	2025				2026
	Q1	Q2	Q3	Q4	Q1
Commercial Real Estate					
CoStar	$ 305	$ 310	$ 318	$ 325	$ 331
LoopNet	73	76	79	84	85
Other Commercial Real Estate	31	60	64	62	56
Total Commercial Real Estate	409	446	461	471	472
Residential Real Estate	323	335	373	429	425
Total revenue	$ 732	$ 781	$ 834	$ 900	$897

CoStar Group, Inc.

Reconciliation of Forward-Looking Guidance - Unaudited

(in millions, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted Net Income and Adjusted EPS

	Guidance Range For the Three Months Ending June 30, 2026		Guidance Range For the Year Ending December 31, 2026	
	Low	High	Low	High
Net income	$ 29	$ 43	$ 213	$ 241
Income tax expense	13	19	87	99
Income before income taxes	42	62	300	340
Amortization of acquired intangible assets	64	64	252	252
Stock-based compensation expense	40	40	164	164
Acquisition and integration related costs	1	1	8	8
Restructuring and related costs	—	—	2	2
Adjusted income before income taxes	147	167	726	766
Assumed rate for income tax expense[1]	26 %	26 %	26 %	26 %
Assumed provision for income tax expense	(38)	(43)	(188)	(199)
Adjusted Net Income	$ 109	$ 124	$ 538	$ 567
Earnings per share - diluted	$ 0.07	$ 0.11	$ 0.52	$ 0.59
Adjusted EPS	$ 0.27	$ 0.30	$ 1.32	$ 1.39
Adjusted weighted average outstanding shares - diluted	409	409	409	409

[1] The assumed tax rate approximates our statutory federal and state corporate tax rate for the applicable period.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range For the Three Months Ending June 30, 2026		Guidance Range For the Year Ending December 31, 2026	
	Low	High	Low	High
Net income	$ 29	$ 43	$ 213	$ 241
Amortization of acquired intangible assets	64	64	252	252
Depreciation and other amortization	18	18	75	75
Interest income, net	(5)	(5)	(24)	(24)
Other expense (income), net	—	—	3	3
Income tax expense	13	19	87	99
EBITDA	119	139	606	646
Stock-based compensation expense	40	40	164	164
Acquisition and integration related costs	1	1	8	8
Restructuring and related costs	—	—	2	2
Adjusted EBITDA[1]	$ 160	$ 180	$ 780	$ 820

[1] Totals may not foot due to rounding.

Guidance Range Guidance Range For the Three Months Ending For the Year Ending June 30, 2026 December 31, 2026 Low High Low High EBITDA Commercial Real Estate $ 133 $ 143 $ 556 $ 576 Residential Real Estate (14) (4) 50 70 Total EBITDA $ 119 $ 139 $ 606 $ 646 Adjusted EBITDA Commercial Real Estate $ 160 $ 170 $ 670 $ 690 Residential Real Estate — 10 110 130 Total Adjusted EBITDA $ 160 $ 180 $ 780 $ 820 CoStar Group, Inc. Reconciliation of Non-GAAP Financial Measures - Unaudited (in millions, except per share data) Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted EPS Three Months Ended March 31, 2026 2025 Net income (loss) $ 3 $ (15) Income tax expense 9 8 Income (loss) before income taxes 12 (7) Amortization of acquired intangible assets 64 28 Stock-based compensation expense 42 30 Acquisition and integration related costs included in income (loss) from operations 7 22 (Gains) losses on investments and deal-contingent foreign currency forward contracts related to an acquisition(1) — (3) Restructuring and related costs 2 7 Settlements and impairments — 8 Adjusted income before income taxes 127 85 Assumed rate for income tax expense(2) 26% 26 % Assumed provision for income tax expense (33) (22) Adjusted Net Income $ 94 $ 63 Earnings per share - diluted $ 0.01 $ (0.04) Adjusted EPS $ 0.23 $ 0.15 Weighted-average outstanding shares - basic 413.0 410.5 Weighted-average outstanding shares - diluted 414.0 410.5 Adjusted weighted average shares, diluted 414.0 415.5 __________________________ (1) Recorded in other expense, net in the condensed consolidated statements of operations. (2) The assumed tax rate approximates our statutory federal and state corporate tax rate for the applicable period.

CoStar Group, Inc. Reconciliation of Non-GAAP Financial Measures - Unaudited (in millions) Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA Three Months Ended March 31, 2026 2025 Net income (loss) $ 3 $ (15) Amortization of acquired intangible assets in cost of revenues 27 11 Amortization of acquired intangible assets in operating expenses 37 17 Depreciation and other amortization 14 14 Interest (income) expense (10) (38) Other expense, net (1) 1 2 Income tax expense, net 9 8 EBITDA 81 (1) Stock-based compensation expense 42 30 Acquisition and integration related costs 7 22 Restructuring and related costs 2 7 Settlements and impairments — 8 Adjusted EBITDA $ 132 $ 66 __________________________ (1) Includes $5 million of depreciation and amortization expense, including above-market lease amortization associated with lessor activities for the three months ended March 31, 2026 and 2025. CoStar Group, Inc Results of Segments - Unaudited(1) (in millions) Three Months Ended March 31, 2026 2025 EBITDA Commercial Real Estate $ 127 $ 103 Residential Real Estate (46) (104) Total EBITDA $ 81 $ (1) Adjusted EBITDA Commercial Real Estate $ 161 $ 151 Residential Real Estate (29) (85) Total Adjusted EBITDA $ 132 $ 66 __________________________ (1) During the fourth quarter of 2025, we changed the composition of our segments from geography-based to product portfolio-based. We have recast certain prior period disclosures to align with new segments.

CoStar Group, Inc.

Reconciliation of Non-GAAP Financial Measures with Quarterly Results - Unaudited

(in millions, except per share data)

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted EPS

	2025				2026
	Q1	Q2	Q3	Q4	Q1
Net income (loss)	$ (15)	$ 6	$ (31)	$ 47	$ 3
Income tax expense (benefit)	8	16	(15)	14	9
Income (loss) before income taxes	(7)	22	(46)	61	12
Amortization of acquired intangible assets	28	44	51	69	64
Stock-based compensation expense	30	52	71	41	42
Acquisition and integration related costs	22	4	30	7	7
(Gains) losses on investments and deal-contingent foreign currency forward contracts related to an acquisition[1]	(3)	(22)	23	—	—
Restructuring and related costs	7	(1)	—	—	2
Settlements and impairments	8	1	—	—	—
Adjusted income before income taxes	85	100	129	178	127
Assumed rate for income tax expense[2]	26 %	26 %	26 %	26 %	26 %
Assumed provision for income tax expense	(22)	(26)	(33)	(47)	(33)
Adjusted Net Income	$ 63	$ 74	$ 96	$ 131	$ 94
Adjusted EPS	$ 0.15	$ 0.17	$ 0.23	$ 0.31	$ 0.23
Weighted average outstanding shares - diluted	410.5	424.3	419.9	419.6	414.0
Adjusted dilutive shares[3]	5.0	—	3.4	—	—
Adjusted weighted average outstanding shares, diluted	415.5	424.3	423.3	419.6	414.0

[1] Recorded in other expense, net in the condensed consolidated statements of operations.

[2] The assumed tax rate approximates our statutory federal and state corporate tax rate for the applicable period.

[3] Diluted earnings per share includes the effect of potential common shares, such as the Company's stock options, restricted stock units, and deferred stock units, to the extent the effect is dilutive. In periods with a net loss, the anti-dilutive effect of these potential common shares is excluded and diluted earnings (loss) per share is equal to basic earnings (loss) per share. In periods with GAAP net losses and Adjusted Net Income, the weighted average shares outstanding have been adjusted to include the dilutive impact on Adjusted EPS.

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures with Quarterly Results - Unaudited
(in millions)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2025				2026
	Q1	Q2	Q3	Q4	Q1
Net income (loss)	$ (15)	$ 6	$ (31)	$ 47	$ 3
Amortization of acquired intangible assets	28	44	51	69	64
Depreciation and other amortization	14	12	13	11	14
Interest income, net	(38)	(33)	(26)	(13)	(10)
Other (income) expense, net[1]	2	(16)	21	1	1
Income tax expense (benefit)	8	16	(15)	14	9
EBITDA	(1)	29	13	129	81
Stock-based compensation expense	30	52	71	41	42
Acquisition and integration related costs	22	4	30	7	7
Restructuring and related costs	7	(1)	—	—	2
Settlements and impairments	8	1	—	—	—
Adjusted EBITDA	$ 66	$ 85	$ 114	$ 177	$ 132

[1] Includes $7 million, $9 million, $4 million, $4 million, and $5 million of depreciation and amortization expense, including above-market lease amortization, associated with lessor activities, for the three months ending March 31, 2025, June 30, 2025, September 30, 2025, December 31, 2025, and March 31, 2026, respectively.

CoStar Group, Inc.
Results of Segments - Unaudited[1]
(in millions)

	2025				2026
	Q1	Q2	Q3	Q4	Q1
EBITDA					
Commercial Real Estate	$ 103	$ 118	$ 114	$ 145	$ 127
Residential Real Estate	(104)	(89)	(101)	(16)	(46)
Total EBITDA	$ (1)	$ 29	$ 13	$ 129	$ 81
Adjusted EBITDA					
Commercial Real Estate	$ 151	$ 161	$ 183	$ 177	$ 161
Residential Real Estate	(85)	(76)	(69)	—	(29)
Total Adjusted EBITDA	$ 66	$ 85	$ 114	$ 177	$ 132

[1] During the fourth quarter of 2025, we changed the composition of our segments from geography-based to product portfolio-based. We have recast certain prior period disclosures to align with new segments.

Investor Relations: Rich Simonelli Head of Investor Relations CoStar Group Investor Relations (973) 896-8184 getrich@costar.com News Media: Matthew Blocher Vice President CoStar Group Corporate Marketing & Communications (202) 346-6775 mblocher@costar.com About CoStar Group CoStar Group (NASDAQ: CSGP) is a global leader in commercial real estate information, analytics, online marketplaces, and 3D digital twin technology. Founded in 1986, CoStar Group is dedicated to digitizing the world’s real estate, empowering all people to discover properties, insights, and connections that improve their businesses and lives. CoStar Group’s major brands include CoStar, a leading global provider of commercial real estate data, analytics, and news; LoopNet, the most trafficked commercial real estate marketplace; Apartments.com, the leading platform for apartment rentals; Homes.com, the fastest-growing residential real estate marketplace; and Domain, one of Australia’s leading property marketplaces. CoStar Group’s industry-leading brands also include Matterport, a leading spatial data company whose platform turns buildings into data to make every space more valuable and accessible; STR, a global leader in hospitality data and benchmarking; Ten-X, an online platform for commercial real estate auctions and negotiated bids; and OnTheMarket, a leading residential property portal in the United Kingdom. CoStar Group’s websites attracted 131 million average monthly unique visitors in the first quarter of 2026, serving clients around the world. Headquartered in Arlington, Virginia, CoStar Group is committed to transforming the real estate industry through innovative technology and comprehensive market intelligence. From time to time, we plan to utilize our corporate website as a channel of distribution for material company information. For more information, visit CoStarGroup.com. This news release and the Company’s earnings conference call contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “likely,” “might,” “believe,” “expect,” “observe,” “consider,” “think,” “intend,” “envision,” “will,” “should,” “could,” “would,” “plan,” “target,” “goal,” “estimate,” “predict,” “continue,” “commit,” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to many risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risks related to artificial intelligence products such as Homes AI; our inability to attract and retain new clients; our inability to successfully develop and introduce new or updated online marketplace services, information, and analytics; our inability to compete successfully against existing or future competitors in attracting advertisers and in general; the effects of fluctuations and market cyclicality; the effects of global economic uncertainties and downturns or a downturn or consolidation in the real estate industry; our inability to hire qualified persons for, or retain and continue to develop our sales force, or unproductivity of our sales force; our inability to retain and attract highly capable management and operating personnel; the downward pressure that our internal and external investments may place on our operating margins; our inability to increase brand awareness; our inability to maintain or increase internet traffic to our marketplaces, and the risk that the methods, including Google Analytics, that we use to measure average monthly unique visitors to our portals may misstate the actual number of unique persons who visit our network of mobile applications and websites for a given month or may differ from the methods used by competitors; our inability to attract new advertisers; our inability to successfully identify, finance, integrate, and/or manage costs related to acquisitions; our inability to complete certain strategic transactions if a proposed transaction is subject to review or approval by regulatory authorities pursuant to applicable laws or regulations; our inability to realize the benefits of the acquisitions of Matterport, LLC (“Matterport”) and Domain Holdings Australia Pty Limited; the inability of third-party suppliers upon which Matterport relies to fulfill its needs; the effects of cyberattacks and security vulnerabilities, and technical problems or disruptions; the significant costs associated with undertaking a large infrastructure project; our inability to generate increased revenues from our current or future geographic expansion plans; the risks related to acceptance of credit cards and debit cards and facilitation of other customer payments; the effects of climate-related events and other events beyond our control; the effects related to attention to climate-related risks and opportunities; our inability to obtain and maintain accurate, comprehensive, or reliable data; our inability to obtain and maintain stable data feeds, or disruption of our data feeds; our inability to enforce or defend our ownership and use of intellectual property; the effects of use of new and evolving technologies, including artificial intelligence, on our ability to protect our data and intellectual property from misappropriation by third parties; our inability to defend against potential legal liability for collecting, displaying, or distributing information; our inability to obtain or retain listings from real estate brokers, agents, property owners, and apartment property managers; our inability to maintain or establish relationships with third-party listing providers; our inability to comply with the rules and compliance requirements of Multiple Listing Services; the risks related to open source software; the risks related to international operations; the effects of foreign currency exchange rate fluctuations; our indebtedness; the effects of a lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; the effects of any actual or perceived failure to comply with privacy or data protection laws, regulations, or standards; the effects of changes in tax laws, regulations, or fiscal and tax policies; the effects of third-party claims, litigation, regulatory proceedings, or government investigations; the risks related to return on investment; and the risks related to the specific timing, price, and size of repurchases under the Stock Repurchase Program, including that the Stock Repurchase Program may be suspended or discontinued at any time at the Company’s discretion. More information about potential factors that could cause results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those stated in CoStar Group’s filings from time to time with the Securities and Exchange Commission (the "SEC"), including in CoStar Group’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, as well as CoStar Group’s other filings with the SEC (including Current Reports on Form 8-K) available at the SEC’s website (www.sec.gov). All forward-looking statements are based on information available to CoStar Group on the date hereof, and CoStar Group assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.